Exhibit 99.1

FOR IMMEDIATELY RELEASE

CONTACT:
Ian Downs
Molecular Pharmacology (USA) Limited
888-327-4122

MOLECULAR PHARMACOLOGY TO ACQUIRE TOPICAL COX-2 INHIBITOR CANDIDATE
AS PART OF AUSTRALIAN TRANSACTION

Los Angeles, CA - Wednesday May 3, 2006 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) announce today the discovery of a new topically applied COX-2 inhibitor drug candidate MPL-356, following results by MDS Pharma Services (MDS), one of the world's leading independent pharmacology testing laboratories. The results were from a development program commenced by Molecular Pharmacology Limited Australia (MPLA), which is in the process of being acquired by MPL-USA and returned encouraging results in COX-2 inhibition studies. The study, and follow-up replication and dose response study, conducted by MDS's Taiwan laboratory evaluated MPL-356 in the inhibition of human Cyclooxygenase COX-2 in vitro, with results reporting inhibition of up to 90% of the key pro-inflammatory enzyme.

The COX-2 enzyme is the primary biological target in the treatment of osteo-arthritis, however safety concerns regarding potential side effects of some oral COX-2 inhibitors has resulted in global product withdrawals. Topical COX-2 inhibitors have the potential to avoid such systemic side effects, while retaining the anti-arthritic benefits.

CS-356 was discovered by Cambridge Scientific Pty Ltd, and under the terms and conditions of the exclusive world-wide licence between Cambridge and MPLA, MPL-USA is automatically granted the world-wide exclusive rights to commercialize the topical analgesic and anti-inflammatory properties of MPL-356 in humans.

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, please visit www.mpl-usa.com.

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.